SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

THE FIRST YEARS INC.

(Name of Registrant as Specified In Its Charter)

THE FIRST YEARS INC.

(Name of Person(s) Filing Proxy Statement)

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Notice Item 1)
NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERMS EXPIRING AT THE 2006 ANNUAL STOCKHOLDERS MEETING
CLASS III DIRECTORS -- TERMS EXPIRING AT THE 2004 ANNUAL STOCKHOLDERS MEETING
CLASS I DIRECTORS -- TERMS EXPIRING AT THE 2005 ANNUAL STOCKHOLDERS MEETING
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE CHART
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INFORMATION REGARDING AUDITORS OF THE COMPANY (Notice Item 2)

One Kiddie Drive
Avon, Massachusetts 02322

April 15, 2003

Dear Fellow Stockholders:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of The First Years Inc. on Thursday, May 15, 2003 at 10:30 a.m. at the Hilton Boston Logan Airport Hotel, 85 Terminal Road, Boston, Massachusetts.

      At this year’s Annual Meeting you will be asked to elect the nominee directors recommended by The First Years Inc. Board of Directors and to ratify the selection of the independent public accountants for the 2003 fiscal year. Such other business will be transacted as may properly come before the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date, and return your proxy card promptly in the envelope provided. This will ensure your proper representation at the Annual Meeting. If the address on the accompanying material is incorrect, please advise our Transfer Agent, EquiServe Trust Company, P.O. Box 43010, Providence, RI 02940-3010.

      Your vote is important. We appreciate a prompt return of your signed proxy card and hope to see you at the meeting.

Cordially,

RONALD J. SIDMAN
Ronald J. Sidman
Chairman, President and
Chief Executive Officer

THE FIRST YEARS INC.

One Kiddie Drive
Avon, Massachusetts 02322
(508) 588-1220

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2003

To the Stockholders of The First Years Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The First Years Inc., a Massachusetts corporation (the “Company”), will be held on Thursday, May 15, 2003, at 10:30 a.m., local time, at the Hilton Boston Logan Airport Hotel, 85 Terminal Road, Boston, Massachusetts, for the following purposes:

1.	To elect three Class II Directors to the Board of Directors with terms expiring at the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on March 20, 2003 as the record date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open.

      All stockholders are cordially invited to attend the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,

WE URGE YOU TO MARK, SIGN AND RETURN PROMPTLY
THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors

EVELYN SIDMAN
Clerk

Avon, Massachusetts
April 15, 2003

THE FIRST YEARS INC.

One Kiddie Drive
Avon, Massachusetts 02322
(508) 588-1220

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2003

Proxy Solicitation Information

  General

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The First Years Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 15, 2003, at 10:30 a.m., local time, at the Hilton Boston Logan Airport Hotel, 85 Terminal Road, Boston, Massachusetts and at any adjournments thereof (the “Meeting”).

  Cost of Solicitation

      The cost of this solicitation, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. In addition to solicitation by mail, officers, directors and employees of the Company, who will receive no extra compensation for their services, may solicit proxies personally or by telephone or facsimile.

Mailing of Proxy Statement, Proxy, Annual Report and Form 10-K Report

      This Proxy Statement and the accompanying Proxy will be mailed on or about April 15, 2003, to all Stockholders entitled to notice of and to vote at the Meeting. A copy of the Company’s Annual Report for the fiscal year ended December 31, 2002 will be mailed concurrently with this Proxy Statement to each stockholder entitled to vote at the Meeting. The Annual Report is not part of the Proxy Statement.

      The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and related financial statements and financial statement schedules to each stockholder entitled to vote at the Meeting, who requests a copy of such in writing. Requests should be sent to The First Years Inc., One Kiddie Drive, Avon, Massachusetts 02322, Attention: Investor Relations.

Quorum, Votes Required and Tabulation of Votes

  Stockholders Entitled to Vote

      The close of business on March 20, 2003 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on March 20, 2003, there were 8,234,044 shares of Common Stock outstanding and entitled to vote. With respect to all matters that will come before the Meeting, each stockholder may cast one vote for each share registered in his or her name on the record date.

  Quorum

      The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding, and entitled to vote must be present to hold the Meeting. This is referred to as a quorum. Proxies received that withhold authority to vote for a nominee for election as a director and those that are marked as abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

  Votes Required for Election of Directors

      The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. This means that the three nominees receiving the highest number of “For” votes will be elected as directors. A properly executed proxy marked “Withhold” or “For All Except” with respect to the election of one or more nominees will not be counted as a vote “cast” or have any effect on the election of such nominee or nominees.

  Votes Required for Ratification of Auditors

      The affirmative vote of the holders of a majority of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Meeting is required for the approval of the vote for ratification of auditors. A properly executed proxy marked “Abstain” with respect to this proposal will be treated as shares present or represented and entitled to vote on such proposal and will have the same effect as a vote against the proposal.

  Returned Proxy Cards Which Do Not Provide Voting Instructions

      Proxies that are signed and returned will be voted in the manner instructed by a stockholder. If you sign and return your proxy card with no instructions, the proxy will be voted “For All Nominees” with respect to the election of all nominees for director named in this Proxy Statement and “For” the proposal set forth in Item 2.

  Broker Non-Votes

      If you hold your shares of Common Stock in “street name” (that is, through a broker, bank or other representative), you are considered the beneficial owner of the shares held in street name. As the beneficial owner, you have the right to direct your broker how to vote. Brokers who have not received instructions from beneficial owners generally have the authority to vote on certain “routine” matters, including the election of directors and ratification of the selection of auditors. With respect to a non-routine matter, a broker is not permitted to vote such shares on your behalf as to such matter. Shares representing such “broker non-votes” with respect to a non-routine matter will not be voted in favor of such matter and will also not be counted as votes cast on such matter. Accordingly, “broker non-votes” will have no effect on the outcome of the vote.

  Changing Your Vote

      You may revoke the proxy that you give the Company at any time before the proxy is voted at the Meeting. In order to do this, you must either:

•	send a written notice, stating your desire to revoke your proxy, to Mrs. Evelyn Sidman, Clerk of the Company,

•	send the Company a signed proxy that bears a later date than the one you intend to revoke, or

•	attend the Meeting and vote in person. In this case, you must notify the Inspector of Elections that you intend to vote in person.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, to the knowledge of the Company, certain information concerning the beneficial ownership of the Common Stock of the Company as of February 28, 2003 by each stockholder known by the Company to be (i) the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each current director of the Company, (iii) each of the executive officers named in the Summary Compensation Table on page 10 who were serving as executive officers at the end of the 2002 fiscal year and (iv) all directors and current executive officers of the Company as a group:

	Amount and
	Nature of
	Beneficial		Percentage
Name and Address of Beneficial Owner(1)	Ownership		of Class(2)

Evelyn Sidman	336,800		4.1%
Beth J. Kaplan	11,666	(3)	*
Ronald J. Sidman	1,293,186	(4)	15.4%
Benjamin Peltz	390,802	(5)	4.7%
Fred T. Page	92,700	(6)	1.1%
Kenneth R. Sidman	406,632	(7)	4.9%
Richard E. Wenz	11,666	(8)	*
Lewis M. Weston	50,000	(9)	*
Walker J. Wallace	75,201	(10)	*
John R. Beals	58,262	(11)	*
Richard F. Schaub, Jr.	74,050	(12)	*
Bruce Baron	64,113	(13)	*
James A. Connors, Jr.	34,240	(14)	*
Barry C. Boehme	0		*
Santa Monica Partners, L.P.	699,247	(15)	8.5%
1865 Palmer Avenue Larchmont, NY 10538
Neuberger Berman, Inc.	707,000	(16)	8.6%
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158-3698
Systematic Financial Management, L.P.	539,480	(17)	6.6%
300 Frank W. Burr Boulevard Teaneck, NJ 07666
J.P. Morgan Chase & Co.	429,175	(18)	5.2%
270 Park Avenue New York, NY 10017
Liberty Wanger Asset Management, L.P.	641,000	(19)	7.8%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Cannell Capital, L.L.C.	539,600	(20)	6.6%
150 California Street, Fifth Floor San Francisco, CA 94111
All directors and current executive officers as a group (14 persons)	2,899,318	(21)	32.57%

*	Less than 1% of outstanding shares of Common Stock.

(1)	The address of all individual directors and executive officers is c/o The First Years Inc., One Kiddie Drive, Avon, Massachusetts 02322.

(2)	The number of shares of Common Stock issued and outstanding on February 28, 2003 was 8,234,044 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding on February 28, 2003, plus shares of Common Stock subject to options held by such person on February 28, 2003 and exercisable within

60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(3)	Includes 11,666 shares issuable to Ms. Kaplan pursuant to stock options exercisable within 60 days of February 28, 2003.

(4)	Includes 186,274 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of February 28, 2003. Also includes 49,486 shares owned beneficially by Mr. Sidman’s wife, Marjorie Sidman, who has sole voting and investment power over such shares. Mr. Sidman disclaims any beneficial interest in such shares.

(5)	Includes 43,000 shares issuable to Mr. Peltz pursuant to stock options exercisable within 60 days of February 28, 2003. Also includes 130,000 shares owned beneficially by Mr. Peltz’s wife, Judith Peltz, who has sole voting and investment power over such shares. Mr. Peltz disclaims any beneficial interest in such shares.

(6)	Includes 73,000 shares issuable to Mr. Page pursuant to stock options exercisable within 60 days of February 28, 2003. Also includes 500 shares beneficially owned by each of Mr. Page’s wife and two children, as to which shares Mr. Page disclaims beneficial ownership.

(7)	Includes 43,000 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of February 28, 2003.

(8)	Includes 11,666 shares issuable to Mr. Wenz pursuant to stock options exercisable within 60 days of February 28, 2003.

(9)	Includes 43,000 shares issuable to Mr. Weston pursuant to stock options exercisable within 60 days of February 28, 2003.

(10)	Includes 68,201 shares issuable to Mr. Wallace pursuant to stock options exercisable within 60 days of February 28, 2003.

(11)	Includes 36,232 shares issuable to Mr. Beals pursuant to stock options exercisable within 60 days of February 28, 2003. Also includes 10 shares beneficially owned by each of Mr. Beals’ wife and two children, as to which shares Mr. Beals disclaims beneficial ownership.

(12)	Includes 70,050 shares issuable to Mr. Schaub pursuant to stock options exercisable within 60 days of February 28, 2003.

(13)	Includes 62,113 shares issuable to Mr. Baron pursuant to stock options exercisable within 60 days of February 28, 2003.

(14)	Includes 34,240 shares issuable to Mr. Connors pursuant to stock options exercisable within 60 days of February 28, 2003.

(15)	As reported on Schedule 13D filed with the SEC by Phillip Goldstein and Lawrence J. Goldstein in March 2003, Lawrence J. Goldstein, President of SMP Asset Management LLC, the general partner of Santa Monica Partners, L.P., may be deemed to beneficially own 699,247 shares of the Company’s stock.

(16)	As reported on Schedule 13G filed with the SEC in February 2003, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners of 707,000 shares of the Company’s stock since they share voting and dispositive power over such shares with many of their unrelated clients (although the clients are the actual owners of the stock).

(17)	As reported on Schedule 13G filed with the SEC in February 2003.

(18)	As reported on Schedule 13G filed with the SEC in February 2003. Such shares are held on behalf of clients of J.P. Morgan Chase & Co.

(19)	As reported on Schedule 13G filed with the SEC in February 2003; these shares have been acquired on behalf of discretionary clients of Liberty Wanger Asset Management, L.P., including Liberty Acorn Trust.

(20)	As reported on Schedule 13G filed with the SEC in February 2003.

(21)	The total for all directors and executive officers as a group includes 682,442 shares issuable to the directors and officers pursuant to stock options exercisable within 60 days of February 28, 2003.

ELECTION OF DIRECTORS

(Notice Item 1)

      The Company’s Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. Currently the three classes — Class I, Class II and Class III — consist of two, three and four directors each, respectively, whose terms expire, respectively, at the 2005, 2003 and 2004 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, a class of directors is elected for a term of three years or until the directors’ successors are duly elected and qualified. The three Class II directors elected at this Meeting will be elected to serve until the 2006 Annual Meeting of Stockholders.

      The Board of Directors has fixed the number of directors at nine and has designated as Class II director nominees Evelyn Sidman, Walker J. Wallace and Lewis M. Weston. Each of the nominees is currently a Class II director of the Company.

      The persons named in the proxy will vote to elect Evelyn Sidman, Walker J. Wallace and Lewis M. Weston as Class II directors, unless authority to vote for the election is withheld by marking the proxy to that effect, or the proxy is marked with the names of directors as to whom authority to vote is withheld. In the event that any nominee shall become unable or unwilling to serve, the persons acting under the proxy may vote the proxy for the election of a substitute. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. A plurality of the shares voted affirmatively at the Meeting is required to elect each nominee as a director.

      THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF EVELYN SIDMAN, WALKER J. WALLACE AND LEWIS M. WESTON AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE IN THE PROXY.

      Set forth below is certain information furnished to the Company by each director of the Company (including the three nominees for Class II director).

NOMINEES FOR ELECTION AS CLASS II DIRECTORS — TERMS EXPIRING AT THE 2006

ANNUAL STOCKHOLDERS MEETING

		Year First
		Became
Name	Age	Director

Evelyn Sidman	89	1979
Walker J. Wallace	58	1999
Lewis M. Weston	77	1998

CLASS III DIRECTORS — TERMS EXPIRING AT THE 2004

ANNUAL STOCKHOLDERS MEETING

Beth J. Kaplan	45	2002
Benjamin Peltz	63	1975
Ronald J. Sidman	56	1975
Richard E. Wenz	53	2002

CLASS I DIRECTORS — TERMS EXPIRING AT THE 2005

ANNUAL STOCKHOLDERS MEETING

Fred T. Page	56	1988
Kenneth R. Sidman	57	1998

      Fred T. Page held various positions with Southern New England Telecommunications Corporation (SNET), a subsidiary of SBC Inc., for 30 years, from 1969 to 1999. From January 1994 to March 1999, he served as President — Network Services of SNET.

      Kenneth R. Sidman was Vice President, Business & Technology Development at Saint-Gobain Performance Plastics Corp., formerly Norton Performance Plastics Corp., from 1997 until his retirement in September 2002. Mr. Sidman joined Saint-Gobain Performance Plastics Corp. in 1984, as Director, New Business Development, and from 1992 to 1997, he was Vice President, Marketing and New Business Development.

      Evelyn Sidman, a founding member of the Company, has held the position of Clerk of the Company for over five years.

      Lewis M. Weston is a Retired Partner of Goldman, Sachs & Co., and was a Limited Partner of Goldman Sachs from 1978 to 1999. He had been with Goldman Sachs since 1951 and was made a General Partner in 1967. He was Partner in charge of the Syndicate Department from 1969 to 1978, a period during which he was also active with the National Association of Securities Dealers (NASD), serving three years as a member of the NASD’s Board of Governors. Currently, Mr. Weston is a board member of the Thai Prime Fund, Singapore, as well as a member of the International Advisory Board of Banco Finantia, Lisbon, Portugal.

      Walker J. Wallace was with Procter & Gamble Co. for 30 years, from 1967 to 1997. He was made a Vice President of Procter & Gamble Co. in 1991 and served as Vice President — Worldwide Strategic Planning for various core product categories (laundry and cleaning products, paper products, diapers) from 1993 to 1997.

      Beth J. Kaplan is currently Executive Vice President and General Manager of Bath and Body Works, a Limited Brands company. In addition, she is a managing partner of Axcel Partners, LLC, a venture capital firm. Ms. Kaplan was, from 2000 to 2001, Managing Director, Operations, of Internet Capital Group; from 1996 to 1999, Senior Executive Vice President of Rite Aid Corporation; and from 1981 to 1996, associated in various capacities with Procter & Gamble Co., most recently as President of its Noxell Division, the domestic cosmetics unit of Procter & Gamble Co.

      Ronald J. Sidman has been the President of the Company since January 1989 and the Chairman of the Board and Chief Executive Officer of the Company since March 1995.

      Benjamin Peltz served as the Treasurer of the Company from May 1970 to January 1998 and as the Senior Vice President of the Company from January 1980 until June 1997 when he retired from the Company.

      Richard E. Wenz is presently a consulting partner of DB Capital Partners, the private equity arm of Deutsche Bank. From 1997 to 2000, Mr. Wenz was President and Chief Operating Officer of Safety 1st, Inc. From 1995 to 1997, Mr. Wenz was a partner of The Lucas Group, a consulting firm; from 1992 to 1994, President and Chief Executive Officer of Professional Golf Corporation; from 1990 to 1991, Senior Vice President of Electrolux Corporation; from 1983 to 1989, Executive Vice President and Chief Financial Officer of Wilson Sporting Goods Company; and prior to that, a partner of Arthur Young & Co, a predecessor of Ernst & Young LLP.

      Evelyn Sidman is the mother of Ronald J. Sidman and Kenneth R. Sidman. Benjamin Peltz is the son-in-law of Mrs. Sidman and the brother-in-law of Kenneth R. Sidman and Ronald J. Sidman.

Committees of the Board

      The Board of Directors of the Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

      The Audit Committee is responsible for reviewing the Company’s financial statements. Among other matters, the Audit Committee reviews the Company’s internal accounting controls and financial statements, reviews with the Company’s independent auditors the scope of their audit, their independent auditors’ report and recommendations, and recommends the selection of the Company’s independent public accountants. During 2002, the Audit Committee consisted of Messrs. Page, Wallace and Weston. Effective March 21, 2002, Mr. Wenz also became a member of the Audit Committee. Mr. Weston is the Chairman of the Audit Committee. During 2002, the Audit Committee held six meetings.

      The Compensation Committee is responsible for determining and reporting to the Board of Directors on the annual compensation for all executive officers including salaries, fringe benefits and incentive compensation paid to the executive officers under the Company’s Annual Incentive Plan, as amended (the “Annual Incentive Plan”). The Committee is also responsible for both administering and granting stock options, stock appreciation rights, stock awards, and other awards under the Company’s Equity Incentive Plan, as amended (the “Equity Incentive Plan”). During 2002, the Compensation Committee consisted of Messrs. Weston and Page. Effective March 20, 2002, Mr. Wenz also became a member of the Compensation Committee. Mr. Page is the Chairman of the Compensation Committee. During 2002, the Compensation Committee held three meetings.

      The Nominating Committee is responsible for recommending individuals to fill board vacancies, recommending candidates as potential directors and making recommendations as to the renomination of incumbent directors. Mr. Wallace is the Chairman of the Nominating Committee. During 2002, the Nominating Committee consisted of Messrs. Weston, Page and Wallace and held one meeting.

      During 2002, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all Committees of the Board on which he or she then served.

Compensation of Directors

      During 2002, the Company paid each director who is not an employee of the Company an annual retainer of $17,500 for Board service, plus, prior to July 25, 2002, attendance fees of $1,050 per meeting for each Board or Committee meeting attended in person or telephonically. Effective July 25, 2002, the Company lowered the attendance fee for telephonic Board and Committee meetings to $500 while the attendance fee for meeting in person remained the same. Additionally, effective July 25, 2002, the Board increased the attendance fees paid to the Chairs of each Board Committee by approximately 50%.

      In the latter half of 2002, the Board amended and restated the Stock Option Plan for Directors (the “Directors Plan”) to decrease the number of shares awarded per option grant. Following the amendment, upon election to the Board, each non-employee Board member receives a one-time award of an option for 10,000 shares that becomes exercisable in three equal annual installments commencing on the first anniversary of the date of grant. Each option is equal to the fair market value per share of the Company’s Common Stock on the date of the grant. Prior to the amendment, new board members received a one-time award of an option to purchase 20,000 shares. In addition, each non-employee director who serves on the Board receives an annual option to purchase 5,000 shares of the Company’s common stock. This option is exercisable on the date of the grant. Prior to the amendment, each non-employee director received an annual option grant of 6,000 shares. Accordingly, Ms. Kaplan and Mr. Wenz, who were appointed to the Board in February of 2002, were each granted an option on March 1, 2002 to purchase 20,000 shares of Common Stock at an exercise price of $11.85 per share. On July 25, 2002, Mr. Page, Mr. Weston, Mr. Peltz, Mr. Karp, Mr. Wallace, Mr. Kenneth Sidman, Mr. Wenz and Ms. Kaplan were granted options to purchase 5,000 shares of Common Stock at an exercise price of $9.85 per share.

      Mr. Peltz retired from the Company on June 30, 1997 and continues to serve as a director of the Company. He receives the same compensation as other non-employee directors of the Company and, in addition, receives coverage under the Company’s group health plan and medical reimbursement plan so long as he is a director of the Company.

      Mr. Karp retired from the Company on August 8, 1999, but continued to serve as a director of the Company and as a non-employee President, Director and Chairman of the Company’s Delaware subsidiary until his death in August 2002. He received the same compensation as other non-employee directors of the Company and, in addition, continued to receive coverage under the Company’s group health plan and medical reimbursement plan until his death.

      Each option granted to directors in 2002 under the Directors Plan will expire 10 years after the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Following an individual’s death, each vested option will remain exercisable for a period of one year but in no event beyond the tenth anniversary of the date of grant. Following any other termination, each vested option will remain exercisable for a period of up to three years but in no event beyond the tenth anniversary of the date of grant. In the event of any merger, consolidation, sale of substantially all of the Company’s assets or dissolution or liquidation of the Company, all options outstanding under the Directors Plan that are not otherwise exercisable will become immediately exercisable at least twenty days prior to the effective date of such transaction.

COMPENSATION AND OTHER INFORMATION

CONCERNING EXECUTIVE OFFICERS

Executive Officers

      In addition to the incumbent directors and nominees for Class II directors, as to whom information is furnished in the table on page 6, the executive officers of the Company also include the following:

      Bruce Baron, age 42, has been the Company’s Senior Vice President — Operations since August 1997. Prior to joining the Company, he was Vice President of Operations at Crabtree & Evelyn from 1988 to July 1997.

      John R. Beals, age 48, has been the Company’s Senior Vice President — Finance since March 1998, and the Company’s Treasurer since January 1998. He also has been the Company’s Chief Financial Officer since July 1997. From July 1997 to March 1998 he was the Company’s Vice President — Finance and from January 1990 to June 1997, Mr. Beals was the Company’s Assistant Treasurer and Controller.

      Barry C. Boehme, age 47, has been the Company’s Senior Vice President — Marketing since February 2003. Prior to joining the Company, Mr. Boehme held various positions with Ocean Spray Cranberries, Inc. from 1978 to February 2003 including, most recently, Director of Marketing.

      James A. Connors Jr., age 46, has been the Company’s Senior Vice President — Product Development since May 2000. Prior to joining the Company, from July 1998 to May 2000 Mr. Connors was the Senior Vice President, Operations Engineering of Hasbro Global Operations, and from September 1994 to July 1998, Mr. Connors was the Vice President, Operations Engineering of Hasbro Manufacturing Services.

      Richard F. Schaub, Jr., age 43, has been the Company’s Senior Vice President — Sales since October 2001 and the Company’s Executive Vice President of Marketing and Sales from October 2000 to October 2001. Prior to joining the Company, from September 1999 to September 2000, he was Managing Director of Maclaren USA Inc., a manufacturer of baby strollers; from September 1997 to March 1999, he was Senior Vice President, Marketing of Evenflo Company, Inc. and from September 1994 to September 1997, he was President of Priss Prints, Inc.

Executive Compensation

      The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 2002, 2001 and 2000 paid or accrued by the Company to each of the following: (i) the Company’s Chief Executive Officer; and (ii) the Company’s executive officers who earned more than $100,000 in the 2002 fiscal year (collectively, the “named officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation
					Long-term
				Other	Compensation Awards
				Annual
Name and				Compen-	Securities Underlying	All Other
Principal Position	Year	Salary	Bonus(1)	sation	Options(2)	Compensation(3)

Ronald J. Sidman	2002	$397,516	$198,137	—	33,648	$53,557
Chairman of the Board	2001	389,901	43,705	—	44,997	51,001
of Directors, Chief	2000	381,632	158,760	—	57,653	50,758
Executive Officer and President

Richard F. Schaub, Jr.	2002	216,914	54,080	—	3,431	26,461
Senior Vice President —	2001	215,954	12,121	—	9,359	19,132
Sales	2000	52,501	10,407	—	100,000	2,411

James A. Connors, Jr.	2002	195,847	48,800	—	6,227	23,061
Senior Vice President —	2001	190,543	10,679	—	8,246	19,132
Product Development	2000	120,972	93,080	—	40,000	213

John R. Beals	2002	169,230	42,192	—	2,667	22,235
Senior Vice President —	2001	169,415	9,617	—	—	19,132
Finance, Chief Financial	2000	170,112	30,588	—	19,274	19,247
Officer and Treasurer

Bruce Baron	2002	172,575	43,001	—	5,487	22,755
Senior Vice President —	2001	167,684	9,359	—	9,688	19,132
Operations	2000	162,749	33,852	—	9,220	19,247

(1)	Bonus amounts were earned by these individuals in fiscal year 2002, 2001, and 2000 under the Company’s Annual Incentive Plan.

(2)	Amounts represent options to purchase shares of the Company’s Common Stock granted pursuant to the Company’s Equity Incentive Plan. See “Option/SAR Grants in Last Fiscal Year” for more detailed information on such options.

(3)	The amounts shown in this column for 2002 reflect (i) payment of life insurance premiums of $28,296 and $3,400 made on behalf of Ronald J. Sidman and Richard F. Schaub, Jr. respectively by the Company during the 2002 fiscal year; (ii) contributions in the amount of $23,061 made by the Company to the Company’s defined contribution pension and 401(k) plans on behalf of each of Messrs. Sidman, Schaub and Connors, and $22,755 and $22,235 on behalf of Messrs. Baron and Beals, respectively.

Option Grants in the Last Fiscal Year

      The following table sets forth grants of stock options pursuant to the Company’s Equity Incentive Plan during the 2002 fiscal year to the named officers reflected in the Summary Compensation Table above:

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

						Potential Realizable
			Percentage of			Value at Assumed
	Number of		Total			Annual Rates of Stock
	Securities		Options/SARs			Price Appreciation for
	Underlying		Granted to	Exercise		Option Term(2)
	Options/SARS		Employees in	Price Per	Expiration
Name	Granted(1)		Fiscal Year	Share(1)	Date	5%	10%

Ronald J. Sidman	33,648	**	16.64%	$13.01	3/20/2012	$275,305	$697,677
Richard F. Schaub, Jr.	3,431	*	1.70	13.01	7/25/2012	28,072	71,140
James A. Connors, Jr.	6,227	*	3.08	13.01	3/20/2012	50,949	129,114
Bruce Baron	5,487	*	2.71	13.01	3/20/2012	44,894	113,771
John R. Beals	2,677	*	1.32	13.01	7/25/2012	21,903	55,506

**	A non-qualified stock option

*	An incentive stock option

(1)	All stock options were granted in 2002 pursuant to the Company’s Equity Incentive Plan. The exercise price of the incentive stock options granted to all the named officers and the exercise price of the non- qualified option granted to Ronald J. Sidman was equal to the fair market value (the closing sale price) of the Company’s shares on the date of the grant. The options are generally exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Options are not transferable except by will or by the laws of descent and distribution. The post-retirement exercise period for exercisable options is generally three months. Upon a “change of control” of the Company (as defined by the Plan), each outstanding stock option becomes immediately exercisable in full and remains exercisable until the expiration of the term of the option. The Plan defines a “change of control” of the Company as the occurrence of certain events, including the acquisition by a third party of 25% or more of the Company’s outstanding voting stock, a change in the majority of the Board, a merger, consolidation, dissolution, or liquidation of the Company, or a sale of substantially all the Company’s assets, subject, in each case, to certain exceptions.

(2)	In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Company’s Common Stock, the optionholder’s continued employment through the option period, and the date on which the options are exercised.

Option Exercises and Fiscal Year-End Option Values

      The following table sets forth information with respect to options to purchase the Company’s Common Stock granted to each of the named officers under the Company’s Equity Incentive Plan including the number of unexercised options outstanding on December 31, 2002 and the value of such unexercised options on December 31, 2002.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/ SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARs at		Options at
	Shares		Fiscal Year End		Fiscal Year End(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald J. Sidman	30,000	$92,138	140,842	90,135	$134,000	$88,000
Richard F. Schaub, Jr.	4,000	8,200	65,786	43,004	69,300	41,100
James A. Connors, Jr.	0	0	29,415	25,058	30,900	19,200
Bruce Baron	0	0	53,981	15,019	22,200	15,600
John R. Beals	0	0	28,915	9,102	50,100	20,100

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	Value is determined as the difference between the option exercise price and the fair market value at 2002 fiscal year end ($10.06 per share, which was the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 31, 2002) multiplied by the number of shares underlying the option.

Employment Agreements

     Ronald J. Sidman

      The Company entered into an employment agreement with Mr. Ronald J. Sidman on September 30, 1999. The Agreement provides that Mr. Sidman will continue to serve as Chairman of the Board, President, and Chief Executive Officer for a five-year term, which is automatically renewed every five years. His base salary under the agreement for 2002 was $397,516, which may be increased in the discretion of the Compensation Committee.

      Mr. Sidman participates in the Company’s annual incentive cash compensation plans (“Annual Incentive Compensation”) and all benefit plans provided to the Company’s executive officers and employees in general (“Benefits”). The Company also pays the premiums on certain life insurance policies, the total face amount of which will not exceed $7,500,000.

      Mr. Sidman will receive a lump-sum severance payment if the Company terminates his employment for any reason (other than “Cause”) or if he terminates his employment for “Good Reason” prior to a “Change of Control” of the Company. This lump-sum payment will be equal to the greater of (i) the sum of his base salary and the Annual Incentive Compensation that he would have received for the remainder of the five-year term then in effect; or (ii) three times the sum of his base salary and the highest amount of his Annual

Incentive Compensation for the three most recent fiscal years. He will also continue to receive all Benefits for a period equal to the greater of the remainder of the five-year term then in effect or three (3) years from the date of his termination. In addition, all his stock options will become immediately exercisable and may be exercised for an extended period. In consideration of such severance payments and benefits, Mr. Sidman will not compete with the Company for a three-year period following his termination.

      In the event of Mr. Sidman’s disability or death, he (or his estate) will receive his base salary for a one-year period (less any disability insurance proceeds from policies paid for by the Company). He will continue to participate in all Benefits for a one-year period in the event of his disability. His non-qualified stock options will continue to vest for a one-year period and may be exercised until the earlier of one year or the expiration date of the options.

      If the Company terminates Mr. Sidman’s employment for any reason or if Mr. Sidman voluntarily terminates his employment for any reason within three years following a “Change of Control,” he will receive a lump sum amount equal to 2.99 times the sum of his base salary and the highest amount of his Annual Incentive Compensation in the three most recent fiscal years. He will continue to receive all Benefits for a three-year period. His stock options will become immediately exercisable and all options will be exercisable until the earlier of the third anniversary date of the earlier of his termination or the expiration date of the options. In addition, if any payments made to Mr. Sidman in connection with a “Change of Control” could subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, he will receive a “gross-up” amount so as to place him in the same after-tax position he would have been in had such excise tax not applied.

      The Agreement defines “Good Reason” to include removal from his current positions, a diminution in compensation or benefits, and relocation. “Cause” is defined as willful and continuing failure to perform his duties or the willful engaging in conduct materially injurious to the Company. A “Change of Control” is defined as the occurrence of certain events, including the acquisition by a third party of 25% or more of the Company’s outstanding voting stock, a change in a majority of the Board, or a merger, consolidation, dissolution or liquidation of the Company or a sale of substantially all of the Company’s assets subject, in each case, to certain exceptions.

     Non-Competition Agreements — Executive Officers

      The Company also has agreements with Messrs. Richard F. Schaub, Jr., Bruce Baron, John Beals, Barry C. Boehme, and James A. Connors, Jr., which generally restrict such officers from engaging in any business competitive with the Company’s business (as defined in the agreements) for a twelve month period following termination of employment for any reason (other than disability, voluntary termination by the employee or termination for cause as defined in the agreements), subject to severance payments to such officer equal to his annual base salary and benefits to be paid or provided over a twelve month period.

     Change of Control Agreement — Richard F. Schaub, Jr.

      The Company also has a change of control agreement with Mr. Richard F. Schaub, Jr., on substantially the same terms as the change of control agreement described above relating to Mr. Sidman, except that the lump sum payment to Mr. Schaub would be the sum of two times his base salary and the highest amount of his Annual Incentive Compensation in the three most recent fiscal years; the Company would continue to pay Mr. Schaub his Benefits for a period of two years; and his stock options would be exercisable until the earlier of two years from his date of termination or the expiration date of the options.

     Compensation Committee Interlocks and Insider Participation

      During 2002, the Compensation Committee consisted of Messrs. Fred T. Page and Lewis M. Weston. Mr. Richard E. Wenz joined the Compensation Committee effective March 20, 2002. Messrs. Page, Weston and Wenz are all non-employee Directors. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

      IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC, THE FOLLOWING BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION, AUDIT COMMITTEE REPORT AND THE PERFORMANCE GRAPH IMMEDIATELY THEREAFTER SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SEC OR SUBJECT TO REGULATIONS 14A OR 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY OTHER FILED DOCUMENT.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview and Philosophy

      In 2002, the Compensation Committee of the Board of Directors consists of Messrs. Fred T. Page and Lewis M. Weston, who are both independent, non-employee directors. As of March 20, 2002, Mr. Richard E. Wenz also joined the Compensation Committee. He is an independent, non-employee director. The Compensation Committee is responsible for the development and administration of the Company’s compensation policies and programs for its executive officers, including the Chief Executive Officer. The Company’s executive compensation program is designed to:

•	Support the achievement of strategic goals and objectives of the Company;

•	Attract and retain high-caliber executives, who are critical to the long-term success of the Company;

•	Provide compensation that is competitive with compensation offered by comparable companies; and

•	Align the executive officers’ interests with the success of the Company.

      The Compensation Committee is responsible for establishing the base salaries of the Company’s President, Chairman, and Chief Executive Officer, Mr. Ronald J. Sidman, and its other executive officers. The Compensation Committee is also responsible for:

•	Administering and approving stock option grants and other awards to the executive officers under the Company’s Equity Incentive Plan; and

•	Administering, setting performance goals, and approving potential cash awards under the Company’s Annual Incentive Plan.

Compensation Program

      The Company’s total compensation package for its executive officers consists of three principal components: base salary, annual incentive cash awards, and stock option awards. The Committee reaffirmed its belief, in setting compensation for 2002, that a significant portion of each executive officer and the CEO’s total compensation should consist of an annual incentive cash award based on the individual performance of each executive officer as well as the Company’s annual performance against measurable corporate performance criteria. This strategy is intended to link individual and corporate performance to the compensation executive officers receive.

      The Compensation Committee determined stock option awards to executive officers in 2002 based in part on the Compensation Committee’s evaluation of each individual’s job performance in 2001, in light of recommendations by the CEO. The Compensation Committee determined annual incentive cash awards to executive officers in 2002 based in part on the Compensation Committee’s evaluation of each individual’s job performance in 2002, in light of recommendations by the CEO and overall Company performance in 2002. The Compensation Committee assessed individual performance by evaluating each officer’s performance against both quantitative and qualitative measures, including the Company’s results from the prior fiscal year.

      Generally, the Compensation Committee’s objective is to have total executive officer compensation, including base salary, cash-based incentive awards, and stock option awards target the 75th percentile of total compensation provided to officers in similar positions employed by companies similar to the Company. For the purpose of establishing these levels, the Compensation Committee uses a compensation report to compare itself to a self-selected group of companies across many industries with net sales similar to the Company (the “Peer Group”).

      The Compensation Committee periodically reviews the components of each executive officer’s compensation package with independent compensation advisors to help ensure that compensation levels are appropriate.

Base Salary

      The Compensation Committee sets the base salaries of the executive officers based on its evaluation of the responsibilities, experience, and individual performance of each executive officer, taking into account his or her past and anticipated future contributions to the Company; the CEO’s recommendations; the Compensation Committee’s assessment of the salaries paid to executive officers by companies in the Peer Group; and the overall performance of the Company in the prior fiscal year and the anticipated performance of the Company in the coming fiscal year.

      Based on all these considerations, the Committee approved increases for the year 2002 in the base salaries of most of the Company’s executive officers from their prior year’s base salaries. The Committee also established that the base salaries of the executive officers should be set at approximately the 50th percentile of base salaries paid to executive officers of companies in the Peer Group.

Annual Incentive Cash Awards

      The Compensation Committee believes that making annual incentive cash awards a significant portion of total compensation has the effect of providing greater incentive to executive officers to increase shareholder value. A substantial portion of the annual incentive cash award paid to any executive officer is dependent on the Company meeting a minimum level of pre-tax profit as established by the Compensation Committee for the fiscal year. Additionally, a portion of the incentive payments is contingent upon each executive officer satisfying certain quantitative and/or qualitative personal performance measures. If certain annual pre-tax net profit goals and the personal performance measures are satisfied, an executive officer’s incentive cash award is calculated as a percentage of the amount of base salary paid to the executive officer during the fiscal year. The percentage paid to the executive increases in proportion to the amount by which pre-tax net profit achieved by the Company exceeds the minimum level established by the Compensation Committee. The Company pays incentives in quarterly installments.

      Each of the Company’s executive officers received an annual incentive cash award in 2002 under the Company’s Annual Incentive Plan based on the recommendations of the CEO and the performance measures described above.

  Stock Options

      Long-term incentives for executive officers and other employees are provided through stock options. The objectives of this program are to align executive, employee and stockholder long-term interests by creating a strong and direct link between stockholder return and executive officer and employee compensation.

      The Compensation Committee granted stock option awards to all of the executive officers in 2002 under the Company’s Equity Incentive Plan. The size of each award is determined by an option valuation model; the Compensation Committee’s consideration of data relating to similar grants to executive officers holding comparable positions at companies in the Peer Group; and the Compensation Committee’s assessment of the individual performance of each executive officer in the prior fiscal year and the expected contribution of such executive officer to the Company in 2002. Stock options are granted at an option price equal to the fair market value of the Company’s common stock on the date of the grant and will only have value if the price of the Company’s common stock increases following the date of grant. The options awarded to executive officers in 2002 vest in three equal annual installments.

Compensation of Chief Executive Officer

      Mr. Ronald Sidman served as the Company’s CEO during all of fiscal year 2002. The Compensation Committee’s overall philosophy in determining compensation for Mr. Sidman includes many of the same considerations involved in its determinations relating to compensation for the Company’s executive officers, including personal performance and the overall performance of the Company. However, the Compensation Committee also takes into account the fact that the overall performance of the Company is substantially dependent on the performance of Mr. Sidman. In light of that fact, the Compensation Committee considers that Mr. Sidman should be provided with a large potential cash incentive compensation in order to incentivize him to exceed the performance measures established by the Compensation Committee.

     Base Salary

      The base salary of the CEO is based on the Compensation Committee’s evaluation of his responsibilities, experience, and individual performance, taking into account his past and expected future contributions to the Company; the Compensation Committee’s assessment of the salaries paid to chief executive officers of companies in the Peer Group; and the overall performance of the Company over the previous year.

      Based on these considerations, the Committee granted a 2% increase in the base salary of the CEO from $389,974 to $397,800. The Committee determined that this base salary fell mid-way between the 50th and 75th percentiles of base salaries paid to CEOs of companies in the Peer Group.

     Annual Incentive Cash Award

      As noted above, the Company’s Annual Incentive Plan is designed to create incentive for meeting or exceeding the pre-tax profit goals established by the Compensation Committee for the fiscal year. The Committee believes that the CEO should be eligible to receive a large proportion of his total compensation in the form of incentive cash compensation as a means of creating a strong incentive for the CEO to create greater shareholder value by increasing the Company’s pre-tax profit. The CEO was granted an annual incentive cash award in 2002 under the Company’s Annual Incentive Plan.

     Stock Options

      The CEO is also eligible to receive long-term incentive compensation in the form of stock options. The objectives of this program are to more closely align executive, employee and stockholder long-term interests by creating a strong and direct link between CEO compensation and stockholder return.

      The Compensation Committee granted stock options to the CEO in 2002 under the Company’s Equity Incentive Plan. The size of the award was determined by an option valuation model; the Compensation Committee’s consideration of data relating to similar grants to CEOs of companies in the Peer Group; and the Compensation Committee’s assessment of Mr. Sidman’s performance in fiscal year 2001 and his expected contribution to the Company in fiscal year 2002. Stock options were granted at an option price equal to the fair market value of the Company’s common stock on the date of the grant and will only have value if the price of the Company’s common stock increases following the date of grant. The options awarded to Mr. Sidman in 2002 vest in three equal annual installments.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to each of the Company’s CEO and its other most highly compensated executive officers. The Company does not believe that Section 162(m) will generally have an effect on the Company, because of the current and anticipated compensation levels of its executive officers and CEO. However, the Compensation Committee intends to periodically review the potential consequences of Section 162(m) and may structure the annual cash incentive awards under the Company’s Annual Incentive Plan to comply with certain exemptions provided in Section 162(m) for certain performance-based compensation. The Company’s Equity Incentive Plan is currently structured to comply with such exemptions so that the stock options and other awards under such plan to its executive officers will be tax deductible under Section 162(m).

      The Compensation Committee reserves the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, notwithstanding the Company’s efforts, compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) may not, in fact, do so.

      Submitted by the Compensation Committee of the Company’s Board of Directors for fiscal year 2002:

FRED T. PAGE Chairman	RICHARD E. WENZ	LEWIS M. WESTON

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In September 2000, Richard F. Schaub, Jr., the Company’s Senior Vice President, Sales, received a loan from the Company in the principal amount of $80,000. In addition, in March 2001, Mr. Schaub received a loan from the Company in the principal amount of $53,000, for payment of real estate brokerage fees incurred in the sale of his home, and closing and related costs incurred for the purchase of a new home. These loans bear interest at the prime rate charged by Citizens Bank of Massachusetts, as such rate may be adjusted from time to time, plus one percent (1%), per year. Pursuant to the terms of the loans, one-fifth of the principal amount of the loans, together with interest on such amount, shall be forgiven each calendar year on the anniversary date of Mr. Schaub’s employment with the Company (for the $80,000 loan) or the anniversary date of the first payment (for the $53,000 loan), provided that Mr. Schaub is still employed by the Company on such anniversary dates. In the event that Mr. Schaub’s employment with the Company is terminated during the five years following his employment by the Company for any reason other than for cause, the outstanding principal and any accrued interest under the notes shall be forgiven on that date of termination. In the event that Mr. Schaub voluntarily terminates his employment with the Company, or the Company terminates Mr. Schaub’s employment for cause, then the principal balance outstanding under the notes shall be immediately due and payable, but any accrued interest shall be forgiven. As of April 2003, the principal outstanding balance under the September 2000 note is $48,000 and $31,800 under the March 2001 note.

STOCK PERFORMANCE CHART

      The following graph compares the cumulative total stockholder return on the Company’s Common Stock during the five fiscal years ended December 31, 2002 with the cumulative total return on the Nasdaq-USA Index and the Nasdaq SIC #30 Index. The comparison assumes that the value of the investment in the Company’s common stock and in each index was $100 on December 31, 1997 and that all dividends were reinvested.

Note:	The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Total Return
The First Years Inc. Common Stock, Nasdaq — USA and Nasdaq SIC #30 Indices

	1997	1998	1999	2000	2001	2002

The First Years Inc.	$100.00	$137.75	$72.67	$70.92	$113.28	$89.81
Nasdaq – USA	$100.00	$140.99	$261.48	$157.42	$124.89	$86.33
Nasdaq – SIC #30	$100.00	$88.96	$93.29	$51.64	$66.20	$41.55

      Assumes that the value of the investment in The First Years Inc. Common Stock and each index was $100 on December 31, 1997 and that all dividends were reinvested.

      Note:     Information used in the graph was obtained from the Center for Research in Security Prices (CRSP) at the University of Chicago, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

      The list of firms on the Nasdaq exchange changes constantly and CRSP continuously updates its data on Nasdaq stock prices; therefore, the performance of the Nasdaq indexes may vary slightly from one proxy statement to the next.

AUDIT COMMITTEE REPORT

      The Audit Committee’s purpose is to assist the Board of Directors in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The Audit Committee operates pursuant to a Charter adopted by the Board that was included in the Company’s Proxy Statement for the 2001 Annual Meeting as Appendix A. The Audit Committee reviews the Charter annually and recommends any changes to the Board for approval. The Board has determined that the Audit Committee consists of directors that meet the independence and experience requirements of Nasdaq. The Audit Committee, which met six times in 2002, consists of Messrs. Lewis M. Weston, Fred T. Page, Walker J. Wallace and Richard E. Wenz, who are all independent, non-employee directors. Mr. Richard E. Wenz joined the Audit Committee on March 21, 2002.

      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards.

      In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered taxation matters, whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate. Additionally, the Audit Committee discussed with the auditors the auditors’ independence.

      Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

      Submitted by the Audit Committee of the Company’s Board of Directors for fiscal year 2002:

LEWIS M. WESTON Chairman	FRED T. PAGE	WALKER J. WALLACE	RICHARD E. WENZ

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s executive officers and directors, all required reports were filed during the fiscal year ended December 31, 2002. Two Form 3s were filed late. The purpose of the Form 3s was to disclose initial reports of ownership for Beth J. Kaplan and Richard E. Wenz. The Form 3s did not report any transactions. Except for these two late filings, the Company believes that all other Section 16(a) filing requirements applicable to the executive officers, directors and greater than ten percent beneficial owners were complied with.

INFORMATION REGARDING AUDITORS OF THE COMPANY

(Notice Item 2)

      Deloitte & Touche LLP were the Company’s auditors for the fiscal year ended December 31, 2002, and the Board of Directors has selected them to serve as auditors for fiscal year 2003, subject to ratification of such selection by the stockholders. Unless otherwise directed by the stockholders, proxies will be voted for a resolution ratifying the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors for fiscal year 2003. The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting with the opportunity to make a statement if they so desire, and will be able to respond to appropriate questions.

Audit Fees

      Deloitte & Touche LLP billed the Company a total of $177,000 (including out-of-pocket expenses) for their audit of the Company’s annual financial statements for the year ended December 31, 2002 and for their review of the Company’s Quarterly Reports on Form 10-Q filed during the year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Deloitte & Touche LLP for any financial information systems design and implementation during 2002, and accordingly there are no fees to report under this category.

All Other Fees

      Deloitte & Touche LLP billed the Company a total of $119,000 in fees and expenses for their provision of tax and securities advice, audits of employee benefit plans, and assistance with compliance with German accounting rules, for the fiscal year ended December 31, 2002.

      The Audit Committee has considered whether the provision of the services described above under the caption “All Other Fees” is compatible with maintaining Deloitte & Touche’s independence.

      In the event that ratification of the appointment of Deloitte & Touche LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

      The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to ratify the appointment of the independent public accountants.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THE PROXY.

Other Matters

      The Board of Directors knows of no other business to be presented at the Meeting. If other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

Deadline for Submission of Stockholder Proposals

      Proposals of Stockholders intended to be presented at the 2004 Annual Meeting of Stockholders and included in the Company’s proxy statement and proxy for such Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received by the Company at its principal executive offices not later than December 13, 2003 for inclusion in the proxy statement for that meeting.

      As established by the Company’s advance notice by-law provision, proposals of Stockholders intended to be presented at the 2004 Annual Meeting of Stockholders, but which are submitted outside the processes of Rule 14a-8, and not intended to be included in the Company’s proxy statement or proxy for such Annual Meeting, must be received by the Company at its principal executive offices not later than December 17, 2003. If a proposal is not submitted by a stockholder by such date, then the proxies appointed under the proxy shall be allowed to use their discretionary voting authority when a proposal is raised at the 2004 Annual Meeting, without any discussion of the matter in the proxy statement for such meeting.

By Order of the Board of Directors

EVELYN SIDMAN

Clerk

Avon, Massachusetts

Dated: April 15, 2003

The Board of Directors hopes that stockholders will attend the Meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the Meeting and your cooperation is appreciated. Stockholders who attend the Meeting may vote their stock personally even though they have sent in their proxies.

SKU # 3347-PS-03

ATTACHMENT A

PROXY CARD

THE FIRST YEARS INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

THE FIRST YEARS INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of The First Years Inc. that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 15, 2003. Thank you in advance for your prompt consideration of these matters.

Sincerely,

The First Years Inc.

DETACH HERE	ZKIDC1

☑	Please mark votes as in this example.

THE FIRST YEARS INC.

1.     Election Class I Directors:

(01) Evelyn Sidman (02) Walker J. Wallace (03) Lewis M. Weston

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

2.     Proposal to ratify the selection of Deloitte & Touche LLP as auditors for the Company for the fiscal year 2003.

For	☐	Against	☐	Abstain	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

      ☐

Please be sure to sign and date this Proxy.

Stockholder sign here: _________________ Date: _________ Co-owner sign here: _________________ Date: _________

DETACH HERE
THE FIRST YEARS INC.
This Proxy is Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders – May 15, 2003

     The undersigned stockholder of The First Years Inc. (the “Company”) hereby appoints Ronald J. Sidman, Benjamin Peltz and John R. Beals (each with power to act without the others and with power of substitution) proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 15, 2003, and at any adjournment thereof, with all the power the undersigned would possess if personally present, and to vote, as designated on the reverse side of this card, all shares of Common Stock of the Company which the undersigned may be entitled to vote at said Meeting, hereby revoking any proxy heretofore given.

     Each of the matters referred to on the reverse side of this card is more fully described in the Notice of and Proxy Statement for the Meeting, receipt of which is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEMS 1 AND 2 AND THAT YOU GRANT THE PROXIES DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE. IF THE PROXY IS SIGNED AND RETURNED WITH NO INSTRUCTIONS, THE PROXY WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

     Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?